1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD ANNOUNCES NEW $20 MILLION CREDIT FACILITY AND $5 MILLION REVOLVING
FACILITY WITH WATERTON GLOBAL AND CONVERSION OF $13.5 MILLION SENIOR SECURED
CONVERTIBLE DEBENTURES DUE DECEMBER 31, 2012

ALBUQUERQUE, N.M. – December 23, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG) (the “Company” or “Santa Fe”), a U.S. based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, today announced the closing of a series of transactions, which significantly strengthens the Company’s balance sheet, improves Santa Fe’s liquidity and positions the Company to complete its strategic acquisition of Columbus Silver Corporation (TSXV: CSC). The Columbus Silver acquisition is anticipated to increase Santa Fe’s precious metals resources, including strategic gold and silver resources in close proximity to its operating Summit mine and mill in southwestern New Mexico.

NEW LONG TERM DEBT AND REVOLVING WORKING CAPITAL FACILITY AND GOLD AND SILVER
SUPPLY AGREEMENT WITH WATERTON GLOBAL VALUE, L.P. AND REPAYMENT OF $5 MILLION
PRINCIPAL AMOUNT OF 15% SHORT-TERM SECURED LOAN

Santa Fe announced that it has closed the first $10 million tranche of a Senior Secured Gold Stream Credit Agreement with Waterton Global Value, LP (“Waterton”). This Credit Agreement provides for two $10 million tranches and a $5 million revolving working capital facility. The long term debt carries a 9% coupon and amortizes over a 30-month term (assuming both tranches are drawn) with an initial 6-month grace period during which Santa Fe is not required to make any payments. As part of the transaction, Santa Fe has agreed to sell to Waterton the gold and silver produced from the Summit mine and (upon closing of the Columbus Silver transaction) the Mogollon project via a long-term supply agreement.

$5 million of the first $10 million tranche of the Waterton facility was used to retire the Company’s 15% Senior Secured Bridge loan with Victory Park Capital Advisors, LLC. The second $10 million tranche, which is subject to several funding conditions, is earmarked to fund the strategic acquisition of Columbus Silver Corporation (TSXV: CSC).

“We are very pleased to make this investment in Santa Fe Gold,” said Cheryl Brandon, Portfolio Manager at Waterton. “Santa Fe’s team impressed us with their excellent operational awareness. We believe there is a strong opportunity for future growth of both the Summit Mine and Santa Fe’s other and prospective properties.”

CONVERSION OF $13.5 MILLION PRINCIPAL AMOUNT OF SENIOR SECURED CONVERTIBLE DEBENTURE INTO COMMON STOCK AT $1.00 PER SHARE

Santa Fe also announced the conversion of $13.5 million principal amount of its Senior Secured Convertible Debentures held by Sulane Holdings, Ltd. into 13.5 million shares of common stock at a conversion price of $1.00 per share. Said Santa Fe’s CEO Dr. Pierce Carson, “Sulane’s election to convert the Senior Secured Convertible Debentures into common stock at $1.00 per share, which is at a significant premium to recent trading prices, demonstrates Sulane’s long-term support and continued confidence in the future of the Company. This $13.5 million conversion improves our equity ratio and significantly deleverages our balance sheet.”

Dr. Carson continued, “We believe that collectively these transactions represent an important milestone for Santa Fe. We now enjoy an enhanced capital structure, which should provide the platform for us to execute our strategic long-term growth objectives and to become a stronger and profitable mining company. We are encouraged by the strong support and confidence of both Sulane and Waterton.”

Additional Information:
Santa Fe will include the main agreements related to these transactions as Exhibits to its Current Report on Form 8-K to be filed with the SEC, and available at www.sec.gov and at www.sedar.com.

About Santa Fe Gold:
Santa Fe Gold is a U.S.-based mining and explorat ion ent erprise focused on acquir ing and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in sout hwest er n New Mexico, which began process ing operations in 2010; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit and processing equipment near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-qualit y, diversified mineral assets wit h an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
W. Pierce Carson, President and Chief Executive Officer
505-255-4852